Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 20, 2014 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2013 of Atlas Pipeline Partners, L.P., which are incorporated by reference in the joint proxy statement/prospectus, which forms a part of this Registration Statement. We consent to the incorporation by reference in the Registration Statement, and the joint proxy statement/prospectus which forms a part of it, of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

November 19, 2014